Exhibit 10.6
FORTREA HOLDINGS INC.

2023 OMNIBUS INCENTIVE PLAN

NOTICE OF GRANT OF NON-QUALIFIED OPTION AWARD

This Notice of Grant hereby evidences a grant of an option (the “Option”) to purchase shares of common stock, par value $0.001 per share, of Fortrea Holdings Inc., a Delaware corporation (the “Company”), to the Optionee named below, subject to the vesting and other conditions set forth below in this Notice of Grant. Additional terms and conditions of the grant are set forth in the attached Non-Qualified Option Agreement (the “Agreement”) and in the Company’s 2023 Omnibus Incentive Plan (as may be amended or amended and restated from time to time) (the “Plan”).
Grant Date: ________ __, 20__
Name of Optionee: _____________
Number of shares of Stock covered by the Option: ____________
Option Price per share of Stock: $[______]
Vesting Schedule: Subject to alternative vesting terms in the Agreement, one-third (1/3) of the shares of Stock covered by the Option will vest on each of the first 3 anniversaries of the Grant Date (each, a “Vesting Date”), provided Optionee has not had a Separation from Service prior to each such Vesting Date. The number of vested shares subject to the Option on each Vesting Date will be rounded to the nearest whole number, and Optionee cannot vest in more than the number of shares of Stock covered by the Option.
The Option is subject to all of the terms and conditions described in this Notice of Grant, the Agreement and the Plan, a copy of which has been provided to you. You acknowledge that you have carefully reviewed the Agreement and the Plan, and agree that the Plan will control in the event any provision of this Notice of Grant or the Agreement should appear inconsistent. Certain capitalized terms used in this Notice of Grant that are not defined herein are defined in the Agreement or the Plan, and have the meanings set forth in the Agreement or the Plan, as applicable.

Optionee:	Date:
(Signature)
Company:	Date: , 20__
(Signature)
Title:

FORTREA HOLDINGS INC.

2023 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED OPTION AGREEMENT

Non-Qualified Stock Option	This Agreement and the Notice of Grant evidence an award of an Option exercisable for that number of shares of Stock set forth on the Notice of Grant, and subject to the vesting and other conditions described below, in the Plan and on the Notice of Grant. The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.
Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.
If you attempt to do any of these things, this Option will immediately become forfeited.

Standard Vesting Schedule
Your Option shall vest in accordance with the vesting schedule shown on the Notice of Grant so long as you have not had a Separation from Service prior to the Vesting Dates set forth on the Notice of Grant. Your Option is exercisable only as to its vested portion.
No additional shares of Stock subject to this Option will vest after your Separation from Service for any reason except as set forth in this Agreement.

Death, Disability, or Specified Terminations Following a Change in Control	Notwithstanding the vesting schedule set forth under “Standard Vesting Schedule” above, if you have (a) a Separation from Service as a result of your (i) death or (ii) Disability, or (b) a Separation from Service for Good Reason (as defined below) or by the Company without Cause (as defined below), in each case within 24 months after the consummation of a Change in Control, 100% of the shares of Stock subject to the Option that remain unvested on such separation date will vest on the date of your Separation from Service.

Retirement at Age 65 Plus 5
Notwithstanding the vesting schedule set forth under “Standard Vesting Schedule” above, if you have a Separation from Service, other than a Separation from Service by the Company for Cause, at a time when you have attained age 65 and completed 5 full years of Service (“Retirement at Age 65 Plus 5”) and
a)Your Separation from Service occurs on or after 6 months following the Grant Date but before 9 months following the Grant Date, the shares of Stock subject to the Option that were scheduled to vest in accordance with the Standard Vesting Schedule within 12 months immediately following such Separation from Service will vest upon your Separation from Service; or
b)Your Separation from Service occurs on or after 9 months following the Grant Date, 100% of the shares of Stock subject to the Option that remain unvested on such separation date will vest on the date of your Separation from Service.
For purposes of determining eligibility for Retirement at Age 65 Plus 5, Service means the aggregate of (i) the number of full years during which you are employed by the Company and/or an Affiliate of the Company (but only while the Affiliate is owned, controlled or under common control by or with the Company) and (ii) if applicable, the number of full years during which you were employed by Laboratory Corporation of America Holdings, a Delaware corporation (“Labcorp”), and/or an Affiliate of Labcorp immediately prior to the spin-off of the Company from Labcorp (the “Spinoff”), provided that the number of years credited for Labcorp service shall not exceed [__] years.

Separation Without Cause or for Good Reason not Related to a Change in Control
Notwithstanding the vesting schedules set forth under “Standard Vesting Schedule” and “Death, Disability, or Specified Terminations Following a Change in Control” above, if, unrelated to a Change in Control, you have either received notice of or have incurred an involuntary Separation from Service without Cause (as defined below), or you have incurred a voluntary Separation from Service for Good Reason (as defined below), in each case, on or after 6 months following the Grant Date, the shares of Stock subject to the Option that were scheduled to vest in accordance with the Standard Vesting Schedule within 12 months immediately following said Separation from Service will vest upon the occurrence of such event. For the avoidance of doubt, if you are given notice of your involuntary Separation from Service prior to 6 months following the Grant Date, you shall not receive any acceleration of vesting pursuant to this section, even if your Separation from Service occurs on or after 6 months following the Grant Date. Similarly, for the avoidance of doubt, if you provide notice of your voluntary Separation from Service for Good Reason prior to 6 months following the Grant Date that ultimately results in your Separation from Service for Good Reason, you shall not receive any continuation of vesting pursuant to this section, even if your Separation from Service occurs on or after 6 months following the Grant Date.

For purposes of this Agreement:
a)“Cause” means the following events: (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with your duties or in the course of your employment with the Company; (ii) your conviction of or entering of a plea of nolo contendere to a felony; (iii) your alcohol intoxication on the job or current illegal drug use; (iv) your intentional wrongful damage to tangible assets of the Company; (v) your intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering your activities; (vi) your knowing and intentional breach of any employment policy of the Company; (vii) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust, or failure in the performance of your duties that is not corrected to the Company’s satisfaction within 30 days of your receiving notice thereof, provided that a period to cure any issues is reasonable and/or feasible; or (viii) your misconduct that causes reputational harm to the Company.

b)“Good Reason” means, without your consent, (i) a material reduction in your base salary or target bonus as a percentage of your base salary; (ii) relocation to an office location more than 50 miles from your current office; or (iii) a material reduction in job responsibilities and duties or transfer to another job; provided, however, that Good Reason shall only be deemed to have occurred if (x) no later than 30 days after you learn of the circumstances constituting Good Reason, you provide written notice to the Company detailing the events that constitute Good Reason and your decision to terminate your employment with the Company, (y) the Company fails to cure such circumstances within 30 days after receipt of said notice (“Cure Period”), and (z) you actually have a Separation from Service within 30 days after the end of said Cure Period. Notwithstanding the foregoing, “Good Reason” shall not include a reduction in your base salary or target bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.

Separation due to Retirement at Age 55 (Rule of 70)
Notwithstanding the vesting schedules under “Standard Vesting Schedule” and “Retirement at Age 65 Plus 5” set forth above, if you have a Separation from Service on or after 6 months following the Grant Date, other than a Separation from Service by the Company for Cause, at a time when you have attained age 55 and the sum of your age and full years of Service equals or exceeds 70 (“Retirement at Age 55 (Rule of 70)”), the shares subject to the Option that were scheduled to vest in accordance with the Standard Vesting Schedule within 12 months immediately following said Separation from Service will vest upon your Separation from Service.
For purposes of determining eligibility for Retirement at Age 55 (Rule of 70), Service means the aggregate of (i) the number of full years during which you are employed by the Company and/or an Affiliate of the Company (but only while the Affiliate is owned, controlled or under common control by or with the Company) and (ii) if applicable, the number of full years during which you were employed by Labcorp and/or an Affiliate of Labcorp immediately prior to the Spinoff, provided that the number of years credited for Labcorp service shall not exceed [__] years.

Forfeiture of Unvested Option	Unless your Separation from Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company the unvested portion of the Option as of your Separation from Service.
Term	Your Option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Grant. The vested portion of your Option will expire earlier if you have a Separation from Service, as described below.

Expiration of Vested Options after Separation from Service
If you have a Separation from Service for any reason other than death, Disability, Retirement at Age 65 Plus 5, Retirement at Age 55 (Rule of 70), or in connection with a Separation from Service without Cause or for Good Reason within 24 months after a Change in Control, or unless you die within 90 days after your Separation from Service, then the vested portion of your Option will expire at the close of business at Company headquarters on the 90th day after your Separation from Service, unless earlier terminated in accordance with its terms. Exercise of your Option during that 90-day period is subject to the restrictions on sales of securities imposed by the Company’s Insider Trading Policy including, without limitation, any applicable mandatory “black-out periods.”
If you have a Separation from Service because of your death, Disability, Retirement at Age 65 Plus 5, Retirement at Age 55 (Rule of 70), in connection with a Separation from Service without Cause or for Good Reason within 24 months after a Change in Control, or you die within 90 days after your Separation from Service, then the vested portion of your Option will expire at the close of business at Company headquarters on the date 12 months after your Separation from Service, unless earlier terminated in accordance with its terms. During that 12-month period, you or your estate or heirs may exercise your Option, subject to the restrictions on sales of securities imposed by the Company’s Insider Trading Policy, including, without limitation, any applicable mandatory “black-out periods.”

Forfeiture of Rights
If you (a) should take actions in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (iv) confidentiality obligation with respect to the Company or any Affiliate, (v) Company policy or procedure, or (vi) other agreement, or (b) if you incur a Separation from Service for Cause, the Company has the right to cause an immediate forfeiture of (A) your rights to your Option, and (B) with respect to the period commencing 36 months prior to your Separation from Service and ending 36 months following such Separation from Service (1) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting and exercise of your Option, and (2) a forfeiture of any vested shares of Stock held by you as a result of the vesting and exercise of your Option. For the avoidance of doubt, any Confidentiality/Non-Competition/Non-Solicitation Agreement entered into before or concurrently with this Agreement is covered by this provision as are any other applicable agreements, whether executed before or after this Agreement.
Moreover, nothing in this Agreement or the Plan shall prohibit you from (a) disclosing any confidential information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law.

Leaves of Absence
For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, you will be treated as having a Separation from Service 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You will incur a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.
Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Notice of Exercise
The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares of Stock purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.
When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company. Fractional share interests shall be disregarded except that they may be accumulated.
If your estate or heirs wish to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise your Option, you must include payment of the Option Price indicated on the Notice of Grant for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:
a)Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company;
b)By surrender of shares of Stock owned by you to the Company;
c)By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price; or
d)By directing the Company to withhold shares of Stock issuable on exercise of this Option in payment of the aggregate option price, subject to any conditions or limitations established by the Board.

Issuance	The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, direct registration or issuance of one or more Stock certificates.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise, issuance or sale of shares of Stock acquired under this Option. In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Option, issuance or sale of shares of Stock acquired from this Option, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.
To satisfy this withholding obligation, the Company may provide you with the opportunity to satisfy the withholding obligation in cash or to have the Company withhold shares of Stock otherwise issuable to you on exercise of this Option. If you fail to fully satisfy the obligation in cash, the Company will withhold shares of Stock otherwise issuable to you. The shares of Stock so withheld will have an aggregate fair market value equal to the withholding obligation.

Retention Rights	This Agreement and this Option do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.
Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until the shares of Stock have been issued upon exercise of your Option and either a certificate evidencing your shares of Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.
Insider Trading Policy	You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), a copy of which has been provided to you. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Option granted hereunder, you certify to your understanding of and intent to comply with the Policy.

Confidentiality/Non-Competition/Non-Solicitation Agreement
You acknowledge that you either (a) have entered into a Confidentiality/Non-Competition/Non-Solicitation Agreement with the Company or an Affiliate as of the date you accepted employment with the Company or an Affiliate or as of the date you were first granted Awards pursuant to the Plan, or (b) will concurrently enter into a Confidentiality/Non-Competition/Non-Solicitation Agreement if this Agreement and Notice of Grant relates to your first grant of an Award under the Plan. In consideration of the award of the Option granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, such Confidentiality/Non-Competition/Non-Solicitation Agreement that you have either previously entered into with the Company or are entering into with the Company concurrently with this Agreement, and you further understand that a failure to comply with the Confidentiality/Non-Competition/Non-Solicitation Agreement’s terms and conditions may result in consequences as described in this Agreement.

Clawback	You acknowledge receipt of the Company’s Incentive Compensation Recoupment Policy (the “Recoupment Policy”). You agree that your Incentive Compensation (as defined in the Recoupment Policy), including this Option, is subject to the terms of the Recoupment Policy, which requires repayment by you to the Company of Incentive Compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of the Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of any other clawback policy as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company may be traded).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference.
Certain capitalized terms used in this Agreement that are not defined herein or in the Notice of Grant are defined in the Plan, and have the meanings set forth in the Plan.
This Agreement, the Notice of Grant, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.
If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term that is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

Data Privacy
In order to administer the Plan, the Company or any Affiliate may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your home and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company and any Affiliate to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company and any Affiliate to process any such personal data. You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.

Notices	Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 8 Moore Drive, Durham, NC 27709, Attention: General Counsel, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan as well as any other documents related to the Option grant in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus, the Company’s annual report, and other grant-related materials to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please email your request for paper copies to [__________].com.
Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Code Section 409A
It is intended that this Option comply with Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. The Company does not guarantee any particular tax result with respect to the grant or exercise of the Option or the sale of the underlying shares of Stock.
“Separation from Service” shall have the meaning set forth in Section 409A which includes when the Company reasonably anticipates that your level of Services will permanently decrease to no more than 20% of the average level of Services you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently with the provisions of Section 409A; provided, however, that, notwithstanding the terms of Section 409A, if you continue employment with a former subsidiary of the Company following the sale of the subsidiary in a stock sale, merger, spin-off or other similar transaction and your Option is not assumed in connection with such transaction, you will be deemed to have a Separation from Service as of the consummation of such transaction and the terms in this Agreement regarding the effect of a Separation from Service without Cause will be given effect.

By electronically executing this Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Confidentiality/Non-Competition/Non-Solicitation Agreement, in the Company’s Insider Trading Policy and in the Company’s Incentive Recoupment Policy.
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